Exhibit 99

Company Contact:

Mary C. Adams, Chief Administrative Officer

310-342-2229

madams@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CA—May 5, 2004—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today revenues and earnings for the second quarter and first six months of its 2004 fiscal year.

Revenues for the quarter ended April 2, 2004 were $35.7 million compared with $35.1 million for the same quarter of the prior year. Loss from operations for the quarter was $4.3 million compared with a loss of $1.6 million for the same quarter of the prior year. Net loss for the quarter was $2.1 million compared to a loss of $0.6 million for the same quarter of the prior year. Net loss per diluted share for the second quarter was $0.12 compared with a loss of $0.03 for the same quarter of the prior year.

Revenues for the six months ended April 2, 2004 were $75.6 million compared with $76.8 million for the same period of the prior year. Loss from operations for the six months of $1.1 million compares with income from operations of $3.0 million for the same period of the prior year. Net income for the six months was $0.3 million compared with net income of $2.8 million for the same period of the prior year. Net income per diluted share for the first six months ended April 2, 2004 was $0.02 compared with net income per diluted share of $0.16 for the same period of the prior year.

“While we are pleased that our revenue in the second fiscal quarter somewhat exceeded our projections, we are working diligently to improve our operating margins,” commented Dr. David C. Collins, Learning Tree’s Chairman and CEO. “Looking forward, Learning Tree’s strong global brand, operational strengths and financial resources position us to respond both to the current business environment and to future opportunities when they develop.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to technology professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at: http://www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree International, Inc. (“Learning Tree”) believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include risks associated with:

•	The timely development, introduction, and customer acceptance of Learning Tree’s courses;
•	Competition;
•	International operations, including currency fluctuations;
•	Changing economic and market conditions;
•	Technology development and new technology introduction;
•	Efficient delivery and scheduling of Learning Tree’s courses;
•	Adverse weather conditions, strikes, acts of war or terrorism and other external events; and
•	Attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	April 2, 2004	March 31, 2003	April 2, 2004	March 31, 2003
Revenues	$35,729	$35,062	$75,596	$76,821
Costs of revenues	18,475	17,452	36,882	36,340

Gross profit	17,254	17,610	38,714	40,481

Operating expenses:
Course development	2,078	2,117	4,075	4,192
Sales and marketing	13,403	11,069	23,881	21,075
General and administrative	6,046	6,031	11,811	12,227

Total operating expenses	21,527	19,217	39,767	37,494

Income (loss) from operations	(4,273)	(1,607)	(1,053)	2,987
Other income (expense)	1,014	683	1,502	1,313

Income (loss) before income taxes	(3,259)	(924)	449	4,300
Provision (benefit) for income taxes	(1,158)	(328)	159	1,527

Net income (loss)	$(2,101)	$(596)	$290	$2,773

Earnings (loss) per common share	$(0.12)	$(0.03)	$0.02	$0.16

Earnings (loss) per common share assuming dilution	$(0.12)	$(0.03)	$0.02	$0.16

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	April 2, 2004	September 30, 2003
	(Unaudited)
Cash and cash equivalents	$81,893	$86,711
Accounts receivable	12,240	11,779
Prepaid taxes and other expenses	9,858	10,832

Total current assets	103,991	109,322
Equipment, long-term investments and other	32,797	31,587

Total assets	$136,788	$140,909

Accounts payable and accrued liabilities	$16,661	$19,004
Deferred revenue	48,801	50,082

Total current liabilities	65,462	69,086
Other	2,660	2,843

Total liabilities	68,122	71,929

Stockholders' equity	68,666	68,980

Total liabilities and stockholders' equity	$136,788	$140,909